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                                                                     Exhibit 8.2

               [Letterhead of Wachtell, Lipton, Rosen & Katz]


                           September 23, 1998




Star Banc Corporation
425 Walnut Street
Cincinnati, OH 45202

Ladies/Gentlemen:

     We have acted as special counsel to Star Banc Corporation, an Ohio corporation ("Star"), in connection with the proposed merger (the "First Step Merger") of Firstar Merger Corporation, a Wisconsin corporation ("Merger Sub"), a direct wholly-owned subsidiary of Firstar (WI) Corporation ("Firstar
(WI)"), with and into Firstar Corporation, a Wisconsin corporation and the direct parent of Firstar (WI) ("Firstar") and the proposed merger (the "Second Step Merger") and, together with the First Step Merger, the "Merger") of Star with and into Firstar, each step of the Merger pursuant to the Agreement and Plan of Merger, dated as of June 30, 1998 and amended and restated as of September 17, 1998 (the "Merger Agreement"), by and among Star, Firstar, Merger Sub and Firstar (WI). At your request, in connection with the filing of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"), we are rendering our opinion as to certain federal income tax consequences of the Merger.

     For purposes of the opinion set forth below, we have relied, with the consent of Star, Firstar and Firstar (WI), upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Star, Firstar and Firstar (WI), dated the date hereof, and have assumed that such statements and representations will be complete and accurate as of the First Effective Time and as of the Second Effective Time and that all representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the Joint
Proxy Statement-Prospectus of Star and Firstar (the "Joint Proxy Statement-Prospectus") included therein. Any capitalized term used and not defined herein has the meaning given to it in the Joint Proxy Statement-Prospectus or the appendices thereto (including the Merger Agreement).

     We have also assumed that: (i) the transactions contemplated by the Merger Agreement will be consummated in accordance therewith and as described in the Joint Proxy Statement-Prospectus (and no transaction or condition stated therein and material to this opinion will be waived by any party);
and (ii) the Merger will be reported by Star, Firstar, and Firstar (WI) on their respective federal income tax returns in a manner consistent with the opinion set forth below.

     Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that: (i) each of the First Step Merger and the Second Step Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; Firstar, Firstar (WI), and Merger Sub will each be a party to the reorganization in respect of the First Step Merger; and Firstar, Firstar
(WI), and Star will each be a party to the reorganization in respect of the Second Step Merger; (ii) no gain or loss will be recognized by Firstar, Firstar (WI), or Merger Sub as a result of the First Step Merger or by Firstar, Firstar (WI), or Star as a result of the Second Step Merger, (iii) no gain or loss will be recognized by the shareholders of Firstar who exchange all of their Firstar Common Stock solely for Combined Company Common Stock pursuant to the First Step Merger (except with respect to cash received in lieu of a fractional share interest in Combined Company Common Stock); and
(iv) no gain or loss will be recognized by the Star shareholders who exchange all of their Star Common Stock solely for Combined Company Common Stock pursuant to the Second Step Merger.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the reference to us under the caption "THE MERGER--Material Federal Income Tax Consequences." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

     This opinion relates solely to certain federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax.

     We are furnishing this opinion to you solely in connection with the Registration Statement and this opinion is not to be relied upon, circulated, quoted or otherwise referred to for any other purpose.


                                       Very truly yours,

                                       /s/ Wachtell, Lipton, Rosen & Katz



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